Exhibit 99

FIRST BANKS, INC.
ST. LOUIS, MISSOURI

NEWS RELEASE

Contacts:	Terrance M. McCarthy	Lisa K. Vansickle
	President and	Executive Vice President and
	Chief Executive Officer	Chief Financial Officer
	First Banks, Inc.	First Banks, Inc.
	(314) 854-4600	(314) 854-4600

Traded:	NYSE
Symbol:	FBSPrA – (First Preferred Capital Trust IV, an affiliated trust of First Banks, Inc.)

FOR IMMEDIATE RELEASE:

First Banks, Inc. Announces Second Quarter 2014 Results
and Election of New Director
St. Louis, Missouri, July 25, 2014. First Banks, Inc. (the "Company"), the holding company of First Bank, today announced earnings of $5.2 million for the three months ended June 30, 2014, as compared to $5.4 million for the three months ended March 31, 2014 and $9.5 million for the three months ended June 30, 2013. The Company's earnings are reflective of a provision for income taxes of $2.9 million for the three months ended June 30, 2014 and March 31, 2014, and a benefit for income tax of $345,000 for the three months ended June 30, 2013.
Terrance M. McCarthy, President and Chief Executive Officer of the Company, said, “Despite a reduction in quarterly earnings, our pre-tax earnings for the first six months of 2014 of $16.4 million are up $73,000, or 0.4%, over the comparable period in 2013. We have increased our loan portfolio by $95.0 million during the first six months of 2014, which contributed to an increase in our net interest margin to 2.81% during the first six months of 2014, as compared to 2.60% during the comparable period in 2013. Growing our loan portfolio and increasing our net interest income and margin remain top strategic focus points for us in 2014 and beyond."
Net Interest Income:
Net interest income was $37.5 million for the second quarter of 2014, in comparison to $36.3 million for the first quarter of 2014 and $38.0 million for the second quarter of 2013.
Our net interest margin increased to 2.85% for the second quarter of 2014, from 2.77% for the first quarter of 2014 and 2.61% for the second quarter of 2013. The improvement in net interest margin, as compared to the first quarter of 2014 and the second quarter of 2013, reflects a change in the mix of our interest-earning assets, marking continued growth in our loan portfolio and lower overall levels of average low-yielding cash and cash equivalents resulting from the sale of our Association Bank Services line of business in the fourth quarter of 2013. Our interest-earning assets for the second quarter of 2014 decreased to $5.29 billion, from $5.32 billion and $5.84 billion for the first quarter of 2014 and the second quarter of 2013, respectively, while the yield earned on our interest-earning assets increased to 3.23% for the second quarter of 2014, from 3.22% and 3.03% for the first quarter of 2014 and the second quarter of 2013, respectively.

Yields on interest-earning assets and costs of interest-bearing liabilities are summarized in the following table:

	Three Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013
Average yield on loans	4.13%	4.10%	4.29%
Average yield on investment securities	2.27	2.31	2.03
Average yield on interest-earning assets	3.23	3.22	3.03
Average cost of interest-bearing deposits	0.23	0.23	0.24
Average cost of interest-bearing liabilities	0.52	0.60	0.55
Provision for Loan Losses:
We did not record a provision for loan losses for the second quarter of 2014, the first quarter of 2014 and the second quarter of 2013. Net loan charge-offs were $1.8 million for the second quarter of 2014, in comparison to $1.2 million for the first quarter of 2014 and $2.5 million for the second quarter of 2013. Nonaccrual loans were $48.0 million at June 30, 2014, compared to $53.8 million at March 31, 2014 and $89.0 million at June 30, 2013, representing a 46.1% decrease in nonaccrual loans year-over-year.
Noninterest Income:
Noninterest income was $14.2 million for the second quarter of 2014, in comparison to $14.7 million for the first quarter of 2014 and $19.4 million for the second quarter of 2013.
Net (losses) gains on investment securities were $(1,000), $1.3 million and $345,000 for the second quarter of 2014, the first quarter of 2014 and the second quarter of 2013, respectively. We sold certain investment securities during the first quarter of 2014 to fund loan growth and other corporate transactions, including the payment of all of the cumulative deferred interest on our junior subordinated debentures relating to the Company's trust preferred securities in March, 2014.
Gains on sales of residential mortgage loans were $1.6 million, $865,000 and $1.6 million for the second quarter of 2014, the first quarter of 2014 and the second quarter of 2013, respectively. New interest rate lock commitments were $83.9 million for the second quarter of 2014, compared to $47.9 million for the first quarter of 2014 and $102.3 million for the second quarter of 2013.
Net gains on sales of other real estate were $692,000 and $442,000 for the second quarter of 2014 and the first quarter of 2014, respectively. Net gains on sales of other real estate were $3.7 million for the second quarter of 2013 and included a gain of $2.7 million on the sale of a single property.
Net (losses) gains associated with changes in the fair value of mortgage and SBA servicing rights were $(901,000), $(232,000) and $470,000 for the second quarter of 2014, the first quarter of 2014 and the second quarter of 2013, respectively, primarily reflecting changes in mortgage interest rates and the related changes in estimated prepayment speeds during these time periods, as well as changes in cash flow assumptions underlying SBA loans serviced for others.
Noninterest income for the second quarter of 2013 includes a gain of $400,000 on the sale of eight of our retail branches in our Northern Florida region in April, 2013, after the write-off of goodwill of $700,000 allocated to the transaction.
Noninterest Expense:
Noninterest expense was $43.6 million for the second quarter of 2014, in comparison to $42.7 million for the first quarter of 2014 and $48.2 million for the second quarter of 2013. The increase in noninterest expense, as compared to the first quarter of 2014, primarily reflects increased salaries and employee benefits expense, as further described below. The decrease in noninterest expense, as compared to the second quarter of 2013, is reflective of a lower level of expenses related to nonperforming assets and potential problem loans, the sale of First Bank's Association Bank Services line of business during the fourth quarter of 2013 and a loss of $2.3 million during the second quarter of 2013 related to the closure of three retail branches in our Northern Florida region that was attributable to continuing obligations under facility leasing arrangements.
Salaries and employee benefits expense was $20.4 million, $19.9 million and $20.8 million for the second quarter of 2014, the first quarter of 2014 and the second quarter of 2013, respectively. The increase in salaries and employee benefits expense, as compared to the first quarter of 2014, reflects normal compensation increases and increases in staffing levels in certain key revenue-generating functions.
Write-downs and expenses on other real estate properties were $639,000, $699,000 and $1.3 million for the second quarter of 2014, the first quarter of 2014 and the second quarter of 2013, respectively. The overall reduction in these expenses during the periods is reflective of the continued reduction in the overall number and balance of other real estate properties.
Provision for Income Taxes:
The Company recorded a provision for income taxes of $2.9 million for the second and first quarters of 2014, compared to a benefit for income taxes of $345,000 for the second quarter of 2013. During the fourth quarter of 2013, the Company reversed substantially all of its valuation allowance against its net deferred tax assets, previously established in 2008.
Cash and Cash Equivalents:
Cash and cash equivalents were $287.4 million at June 30, 2014, compared to $341.2 million at March 31, 2014 and $515.5 million at June 30, 2013. The decrease in our cash and cash equivalents during the second quarter of 2014 primarily reflects funds utilized as a result of an increase in loans and decrease in time deposits, partially offset by funds available from an increase in daily repurchase agreements.
Investment Securities:
Investment securities were $2.12 billion at June 30, 2014, compared to $2.13 billion at March 31, 2014 and $2.50 billion at June 30, 2013. The Company continues to maintain a high level of investment securities in an effort to support future loan growth opportunities.
Loans:
Loans, net of deferred loan fees, were $2.95 billion at June 30, 2014, compared to $2.89 billion at March 31, 2014 and $2.84 billion at June 30, 2013. The increase in the loan portfolio of $61.1 million during the second quarter of 2014 reflects growth in all of our product segments as a result of increased loan production volumes.
Deposits:
Deposits were $4.81 billion at June 30, 2014, in comparison to $4.84 billion at March 31, 2014 and $5.37 billion at June 30, 2013. A reduction in time deposits of $46.1 million during the second quarter of 2014 was partially offset by growth in demand deposits and savings and money market deposits of $7.3 million and $2.4 million, respectively.

Asset Quality:
The Company reduced its overall level of nonperforming assets by $8.1 million, or 7.0%, during the second quarter of 2014, to $107.2 million at June 30, 2014, as compared to $115.3 million at March 31, 2014 and $167.1 million at June 30, 2013, representing a 35.8% decrease in nonperforming assets year-over-year. The Company's ratio of nonaccrual loans to total loans was 1.63% at June 30, 2014, as compared to 1.86% at March 31, 2014 and 3.13% at June 30, 2013. The allowance for loan losses as a percentage of nonaccrual loans was 162.61% at June 30, 2014, as compared to 148.37% at March 31, 2014 and 96.26% at June 30, 2013.
Certain asset quality metrics as of or for the quarterly periods are summarized in the following table:

	June 30, 2014	March 31, 2014	June 30, 2013
	(dollars expressed in thousands)
Provision for loan losses	$—	—	—
Nonaccrual loans	47,978	53,805	88,958
Performing troubled debt restructurings	106,884	111,911	119,651
Other real estate	59,235	61,485	78,152
Net loan charge-offs	1,813	1,202	2,537
Ratio of:
Nonaccrual loans to loans	1.63%	1.86%	3.13%
Nonperforming assets to total assets	1.82	1.96	2.69
Allowance for loan losses to loans	2.64	2.76	3.01
Allowance for loan losses to nonaccrual loans	162.61	148.37	96.26
Regulatory Capital:
First Bank is considered well capitalized under the prompt corrective action provisions of the regulatory capital standards and First Banks, Inc. is considered adequately capitalized under the regulatory capital standards established for bank holding companies.
Regulatory capital ratios for First Bank and First Banks, Inc. are summarized in the following table:

	June 30, 2014	March 31, 2014	June 30, 2013
First Bank:
Total Capital Ratio	18.59%	18.70%	17.95%
Tier 1 Ratio	17.32	17.43	16.69
Leverage Ratio	11.49	11.30	9.92
First Banks, Inc.:
Total Capital Ratio	12.03	11.73	3.10
Tier 1 Ratio	7.18	6.98	1.55
Leverage Ratio	4.75	4.51	0.92
Election of New Director:
The Company is very pleased to announce the election of Ms. Ellen Dierberg Milne to its Board of Directors at the special meeting of shareholders held earlier today. Ms. Milne was previously employed by the Company in various capacities including marketing, retail, human resources and accounting and finance. She also previously served as a director of First Banks America, Inc., a publicly-traded subsidiary of the Company that was merged with and into the Company in December 2002. Ms. Milne is a current shareholder of the Company and is the daughter of Mr. James F. Dierberg, the Company's Chairman of the Board, and the sister of Mr. Michael J. Dierberg, the Company's Vice Chairman.
Terrance McCarthy said, "We are extremely pleased to welcome Ellen to the Board. She will bring a new perspective and valuable insight to the Company and will further enhance the composition of the Company's Board of Directors."

FINANCIAL SUMMARY

(dollars expressed in thousands, except per share data)

(UNAUDITED)

SELECTED OPERATING DATA

	Three Months Ended			Six Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Interest income	$42,587	42,189	44,071	84,776	88,422
Interest expense	5,063	5,849	6,098	10,912	12,527
Net interest income	37,524	36,340	37,973	73,864	75,895
Provision for loan losses	—	—	—	—	—
Net interest income after provision for loan losses	37,524	36,340	37,973	73,864	75,895
Noninterest income	14,214	14,675	19,411	28,889	34,980
Noninterest expense	43,588	42,748	48,161	86,336	94,531
Income before provision (benefit) for income taxes	8,150	8,267	9,223	16,417	16,344
Provision (benefit) for income taxes	2,918	2,917	(345)	5,835	20
Net income	5,232	5,350	9,568	10,582	16,324
Less: net income (loss) attributable to noncontrolling interest in subsidiary	1	(55)	105	(54)	151
Net income attributable to First Banks, Inc.	$5,231	5,405	9,463	10,636	16,173
Preferred stock dividends declared	—	—	4,947	—	9,828
Accretion of discount on preferred stock	—	—	908	—	1,806
Net income available to common stockholders	$5,231	5,405	3,608	10,636	4,539

Basic earnings per common share	$221.11	228.43	152.49	449.54	191.84
Diluted earnings per common share	$189.80	192.46	152.49	382.26	191.84

SELECTED FINANCIAL DATA

	June 30, 2014	March 31, 2014	December 31, 2013	June 30, 2013
Total assets	$5,882,354	5,890,559	5,918,983	6,216,918
Cash and cash equivalents	287,379	341,235	190,435	515,545
Investment securities	2,123,778	2,126,844	2,351,931	2,504,715
Loans, net of deferred loan fees	2,952,119	2,890,981	2,857,095	2,841,795
Allowance for loan losses	78,018	79,831	81,033	85,633
Deposits	4,806,034	4,842,431	4,813,895	5,372,913
Securities sold under agreements to repurchase	57,572	36,713	43,143	35,228
Subordinated debentures	354,248	354,229	354,210	354,172
Stockholders’ equity	506,228	497,306	488,256	270,799
Nonperforming assets	107,213	115,290	119,658	167,110

SELECTED FINANCIAL RATIOS

	Three Months Ended			Six Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Net interest margin	2.85%	2.77%	2.61%	2.81%	2.60%
Yield on loans	4.13	4.10	4.29	4.11	4.31
Cost of interest-bearing deposits	0.23	0.23	0.24	0.23	0.25
Loan-to-deposit ratio	61.43	59.70	52.89	61.43	52.89

About First Banks, Inc.

The Company had assets of $5.88 billion at June 30, 2014 and currently operates 130 branch banking offices in California, Florida, Illinois and Missouri. Through its subsidiary bank, First Bank, the Company offers a broad range of financial products and services to consumers, businesses and other institutions. Visit the Company on the web at www.firstbanks.com.

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Financial Disclosures
The financial disclosures presented in this press release reflect numeric disclosures prior to the categorical reclassifications for Discontinued Operations. The Discontinued Operations reclassifications and related disclosures, as applicable, may be found in the Company's Annual Report on Form 10-K as of and for the year ended December 31, 2013, as filed with the Securities and Exchange Commission (“SEC”) and available at the SEC's internet site (http://www.sec.gov), and such disclosures will also be presented in the Company's Quarterly Report on Form 10-Q as of and for the quarter ended June 30, 2014 upon filing with the SEC in August, 2014.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about the Company's plans, objectives, estimates or projections with respect to our future financial condition and earnings including the ability of the Company to remain profitable, expected or anticipated revenues with respect to our results of operations and our business, expected improvement in our net interest income and margin, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties which may cause actual results to differ materially from those contemplated in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: deterioration in the Company's loan portfolio, increased competition and its effect on pricing, spending, third-party relationships, revenues and net interest margin; changes in interest rates and overall economic conditions; and the risk of new and changing regulation. Additional factors which may cause the Company's results to differ materially from those described in the forward-looking statements may be found in the Company's Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as filed with the SEC and available at the SEC's internet site. The forward-looking statements in this press release speak only as of the date of the press release, and the Company does not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.